UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
                       Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                        Commission File Number: 033-49598

                      UNITED ARTISTS THEATRE CIRCUIT, INC.
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             (Exact name of registrant as specified in its charter)

           9110 E. NICHOLS AVENUE, SUITE 200, ENGLEWOOD, CO 80112-3405
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                 11 1/2% SENIOR SECURED NOTES DUE 2002, SERIES B
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            (Title of each class of securities covered by this Form)

     1995A PASS THROUGH TRUST 9.3% PASS THROUGH CERTIFICATES, SERIES 1995-A
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(ii)      [  ]
   Rule 12g-4(a)(1)(ii)      [  ]          Rule 12h-3(b)(2)(i)       [  ]
   Rule 12g-4(a)(2)(i)       [  ]          Rule 12h-3(b)(2)(ii)      [  ]
   Rule 12g-4(a)(2)(ii)      [  ]          Rule 15d-6                [  ]
   Rule 12h-3(b)(1)(i)       [X]

          Approximate number of holders of record as of the certification or notice date: 0

          Pursuant to the requirements of the Securities Exchange Act of 1934, United Artists Theatre Circuit, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 15, 1998                 By:    /s/ Trent J. Carman
     -----------------------------         -------------------------------------
                                           Name:   Trent J. Carman
                                           Title:  Senior Vice President and
                                                       Chief Financial Officer